EXHIBIT 5

June 11, 2007

Peter Kiewit Sons’, Inc.
Kiewit Plaza
Omaha, Nebraska 68131

Re: Form S-8 Registration Statement

Gentlemen:

I am corporate counsel to Peter Kiewit Sons’, Inc., a Delaware corporation (the “Company”), and in such capacity have examined the Registration Statement on Form S-8 to which this opinion is an exhibit, to be filed with the Securities and Exchange Commission on or about June 11, 2007 (the “Registration Statement”). The Registration Statement will register an additional 175,000 shares of the Company’s $0.01 par value common stock (the “Common Stock”). In addition, I have made such other examinations and have ascertained or verified to my satisfaction such additional facts as I deem pertinent under the circumstances.

Based on the foregoing, it is my opinion that:

1. The Company is a corporation duly organized and existing under the laws of the State of Delaware.

2. The shares of Common Stock, when sold pursuant to the offering contemplated by the Registration Statement, will be legally issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

Very truly yours,

/s/ Michael F. Norton
Michael F. Norton
Corporate Counsel
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